Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com Rhonda Chiger Rx Communications Group, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MediciNova Reports First Quarter 2008 Results

SAN DIEGO, Calif. – May 12, 2008 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the first quarter ended March 31, 2008.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which was filed May 12, 2008 and is available through investors.medicinova.com/sec.cfm.

Financial Results

For the quarter ended March 31, 2008, MediciNova reported a net loss of $10.8 million, or $0.89 per share, compared to a net loss of $15.9 million, or $1.40 per share, for the same period last year. There were no revenues for the quarter ended March 31, 2008. Research and development expenses were $6.1 million for the quarter ended March 31, 2008, compared to $14.2 million for the quarter ended March 31, 2007. The decrease in research and development expenses resulted from our business decision to focus on the development of our two prioritized product candidates, MN-221 for the treatment of status asthmaticus and MN-166 for the treatment of multiple sclerosis. General and administrative expenses were $2.6 million for the quarter ended March 31, 2008, compared to $3.0 million for the quarter ended March 31, 2007. The decrease was primarily due to a decrease in stock-based compensation.

As of March 31, 2008, the carrying value of our cash and marketable securities was $61.7 million, compared to $70.6 million at December 31, 2007. At March 31, 2008, we took an impairment charge of $2.4 million to reflect the reduced market value of our auction rate securities (ARS) based primarily upon fair value calculations made by the brokerage firms holding our ARS.

At March 31, 2008, our ARS principally represented interests in government-guaranteed student loans, municipal bonds, insurance notes and portfolios of securities (primarily commercial paper). None of the collateral for our ARS consists of subprime mortgages or collateralized debt obligations. Liquidity in ARS generally is provided by periodic “auctions” of such securities based on their reset dates, which range from seven to 63 days. Auctions for certain of our ARS have failed since August 2007, while the balance of our ARS began experiencing failed auctions in February 2008. A failed auction results in a lack of liquidity in the securities but does not signify a default by the issuer; upon an auction failure, the interest rate resets based on a formula contained in the security, which rate is generally higher than the current market rate.

Although we intend to hold our ARS until such time that we need to utilize the funds for operations, we took a $2.4 million impairment charge, which we recorded as a realized loss in our consolidated statement of operations, because management determined that the decline in the fair value of our ARS was other-than-temporary given continued illiquidity of the ARS market and the uncertainty of when or if liquidity will return to the ARS market. However, with the permanent write-down of our ARS to fair value, we believe that they continue to be properly classified as current assets in our consolidated financial statements.

During the quarter ended March 31, 2008, $12.6 million of our ARS were successfully auctioned at par. Shortly after the end of the quarter, $0.7 million of our ARS were successfully auctioned at par. As a result, our exposure to ARS has been reduced by $13.3 million, with proceeds reinvested in cash equivalents. In addition, we have been notified that certain of our ARS will be redeemed at par in May 2008 for combined proceeds of $3.4 million.

Recent Highlights

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Shortly after the end of the quarter, MediciNova reported results from the completed two-year Phase II clinical trial of MN-166 for the treatment of multiple sclerosis (MS). Importantly, MN-166 slowed sustained disability progression. Sustained disability progression was measured as a greater than or equal to 1.0 point increase from baseline in the Expanded Disability Status Scale (EDSS) score for four consecutive months. Significant effects were also observed by MRI, including a significant reduction in brain volume loss and a significant reduction in the relative risk for conversion of new inflammatory lesions identified at month two to persistent black holes at month ten, which indicate MN-166 is neuroprotective.

•

Data from a double-blind analysis of the first year of treatment of the Phase II clinical trial of MN-166 was accepted for presentation at the 18th Meeting of the European Neurological Society to be held in Nice, France in June 2008. The data demonstrated that MN-166 significantly decreased the progression of new inflammatory lesions to persistent black holes on MRI in MS patients. This data was further validated by other independent measures in the second year of the clinical trial.

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MediciNova initiated a Phase II clinical trial to evaluate MN-221 in patients with severe, acute exacerbations of asthma (the intended clinical population for the product candidate) by holding the Investigator’s Meeting. This randomized, modified single-blind, placebo-controlled, dose escalation clinical trial will involve approximately 36 patients in three dose cohorts at approximately eight emergency department clinical sites. Data from this clinical trial will aid in the design of a larger Phase IIb clinical trial, which we plan to initiate towards the end of 2008.

“During the past several months, we have made great progress with our two lead compounds. We initiated a Phase II clinical trial for MN-221 in the intended population of status asthmaticus patients, and we successfully completed the second year of the Phase II clinical trial for MN-166 in MS,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “The positive results from the Phase II clinical trial for MN-166 are extremely encouraging. The significant effect on disability progression, in particular, will help to uniquely position MN-166 within the marketplace. We are actively pursuing potential partners for MN-166, and we look forward to continuing development of this promising treatment with a partner while advancing MN-221 on our own.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet medical need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of status asthmaticus, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers,

Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on the development and commercialization of two prioritized assets in its development pipeline: MN-221 for the treatment of status asthmaticus, an acute, severe asthma attack, and MN-166 for the treatment of multiple sclerosis. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, MediciNova’s reliance on third parties and the timing, cost and design of future clinical trials and research activities, the failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, failure to obtain or maintain FDA approval, market factors (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to MediciNova’s investment portfolio), economic conditions such as interest rate and currency fluctuations, intellectual property rights or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,127,940	$18,778,938
Marketable securities available-for-sale	33,540,799	51,856,571
Prepaid expenses and other current assets	1,565,539	2,443,612

Total current assets	63,234,278	73,079,121
Property and equipment, net	565,821	673,317

Total assets	$63,800,099	$73,752,438

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,115,298	$2,880,462
Accrued expenses	5,570,223	3,619,861
Income taxes payable	—	20,000
Accrued compensation and related expenses	372,817	620,604

Total current liabilities	7,058,338	7,140,927
Deferred rent	—	3,310
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized at March 31, 2008 and December 31, 2007; 12,072,027 shares issued at March 31, 2008 and December 31, 2007	12,072	12,072
Additional paid-in capital	273,983,224	273,189,063
Accumulated other comprehensive loss	(32,834)	(131,466)
Treasury stock, at cost; 109,780 shares at March 31, 2008 and 124,581 shares at December 31, 2007	(1,360,720)	(1,404,088)
Deficit accumulated during the development stage	(215,859,981)	(205,057,380)

Total stockholders’ equity	56,741,761	66,608,201

Total liabilities and stockholders’ equity	$63,800,099	$73,752,438

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Period from September 26, 2000 (inception) to March 31, 2008
	2008	2007
Revenues	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	1,258,421
Research and development	6,078,411	14,205,245	125,923,458
General and administrative	2,581,262	3,013,732	72,468,274

Total operating expenses	8,659,673	17,218,977	199,650,153

Operating loss	(8,659,673)	(17,218,977)	(198,091,926)
Impairment charge on marketable securities	(2,359,201)	—	(2,359,201)
Foreign exchange loss	(617,931)	—	(617,931)
Interest income, net	834,351	1,315,417	16,592,346
Income taxes	(147)	—	(20,147)

Net loss	(10,802,601)	(15,903,560)	(184,496,859)
Accretion to redemption value of redeemable convertible preferred stock	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	(31,264,677)

Net loss applicable to common stockholders	$(10,802,601)	$(15,903,560)	$(215,859,981)

Basic and diluted net loss per common share	$(0.89)	$(1.40)

Shares used to compute basic and diluted net loss per common share	12,083,768	11,394,934